Exhibit 99.1

Cyber-Security Provider BIO-key Reports Q3 and Year-to-Date Revenues Rose to $1.4M and $5.3M, Respectively, on Growing Software and Services Revenue;

Investor Call Tomorrow at 10am ET

WALL, NJ – November 14, 2022 - BIO-key® International, Inc. (Nasdaq: BKYI), an innovative provider of workforce and customer identity and access management (IAM) and large-scale identity solutions, featuring Identity-Bound Biometrics (IBB), today reported results for its third quarter ended September 30, 2022 (Q3’22). BIO-key will host an investor call tomorrow at 10:00 a.m. ET (details below).

Q3 Highlights:

●

Q3’22 revenues rose 6% to $1.4M vs. Q3’21 and year-to-date revenues increased 26% to $5.3M, with increased software license and service fees which were partially offset by lower hardware revenue in both 2022 periods.

●	BIO-key expanded its global footprint with enterprise customers including a Dutch-based multi-national conglomerate and a leading Saudi Arabia healthcare procurement provider.
●	Broadened partner network with Florida-based Darksteel Technologies and Israel’s Multi-Point Group.
●	Advanced higher education franchise with PortalGuard deployments for the University of Arkansas at Fort Smith and California's Long Beach Community College District.
●	Showcased Launch of our Mobile Authenticator App (MobileAuth), featuring both server-secured and on-device multi-biometrics at 2022 Gartner IAM Summit.

BIO-key Chairman & CEO Michael DePasquale commented, “Despite delays in our African business, some slippage from Q3 to Q4 in our domestic business, and seasonal slowness in Europe in the late summer, BIO-key continued to grow revenues and integrate our expanding operations. We have developed a substantial customer footprint generating high-margin annual recurring revenue (ARR) and our brand is now recognized on a global basis.

“Our integration of Swivel Secure Europe, which we acquired in March, is proceeding well, and we are now a truly global company. Through the first nine months of 2022, our sales by region grew in North America, Europe, the Middle East, South America, and Asia, but not in Africa, which continues to experience delays in the rollout of government sponsored national ID programs. In particular, the Nigerian Identity Management Commission has had both technical and financial issues that have led to delays in enrolling significant numbers of citizens, and we expect that to resolve itself in Q1 of 2023.

“Innovation remains core to our mission as we continue to expand password-less and mobile user IAM options, including the launch of BIO-key’s Mobile Authenticator App which supports both server-secured and on-device biometric multi-factor authentication (MFA). We also introduced an enhanced admin panel for our PortalGuard, Identity-as-a-Service (IDaaS) platform. Our PortalGuard IDaaS franchise continues to expand within higher education, county governments, and enterprises. Customers are drawn to this highly secure, efficient, user-friendly and cost-effective solution designed to meet today’s needs for scalable, secure on-site, mobile, and off-site user access.

“To enhance the global awareness and reach of our solutions and brand, we have invested in an expanded team of direct sales resources, supported by traditional and digital marketing.

“We believe the IAM and multi-factor authentication segments of the cybersecurity space are some of the most lucrative opportunities in the global software market right now. We are building a recurring annual revenue stream with a proven portfolio of Identity-as-a-Service products across customers in several key verticals. Our expanding global footprint of direct sales and distribution partner resources positions us well to address significant IAM and cybersecurity needs around the world. In addition to integrating Swivel Secure and launching BIO-key Europe, we’ve built a strong pipeline of significant customer and project opportunities, some of which have progressed more slowly than anticipated over the past several months, or slipped to Q4, as I had mentioned.

Outlook

“We expect a strong close to the year, however, given our slower than expected sales so far this year, we now expect full-year revenues of $7M to $9M in 2022, representing growth of 37% to 76% over 2021 revenue. Our updated outlook anticipates growth in recurring software license revenue to roughly 70% of our total revenue, supported by hardware and services revenue contributions, which are typically in support of specific projects.

“Our current outlook is supported by our technology leadership, our talented global sales, marketing and management teams, and the growing productivity of our channel partner program. With our acquisition of Swivel Secure Europe, we have added critical mass in Europe, the Middle East and Asia (EMEA). Accordingly, we expect to see significant EMEA growth moving into 2023 now that our team has been fully trained on the value and capabilities of our extended line of solutions and services.”

Financial Results

Q3’22 revenues rose 6% to $1.4M vs. Q3’21 and year-to-date revenues increased 26% to $5.3M, with increased software license and service fees which were partially offset by lower hardware revenue in both 2022 periods.

Gross profit was $1.0M in Q3’22, flat from Q’21, due to higher cost of license fees as a result of third party-software required for Swivel Secure licenses, which offset revenue growth. Likewise, realized gross profit margin declined to 71% in Q3’22 from 77% in Q3’21.

Total operating expenses increased to $3.3M in Q3’22 from $2.0M in Q3’21, reflecting a $1.1M increase in selling, general and administrative (SG&A) expenses, and a $0.2M increase in research, development and engineering expenses. The SG&A increases included costs related to Swivel Secure operations, trade show expenses, share based compensation, travel, and wages and benefits for new employees. Higher research, development & engineering expenses were due to higher personnel costs, including consulting, wages, and benefits for new employees and product development, including the Q3 launch of significant enhancements and updates to the MobileAuth application.

BIO-key reported a Q3’22 net loss of $2.4M, or $0.29 per share, compared to a Q3’21 net loss of $1.0M, or $0.13 per share. The weighted average basic shares outstanding were approximately 8.1M in Q3’22 and 7.8M in Q3’21.

Financial Strength

As of September 30, 2022, BIO-key had current assets of $9.9M, including $2.8M of cash and cash equivalents, $1.8M of accounts receivable, and $4.9M of inventory. Stockholders’ Equity was $11.2M, or approximately $1.32 per share at quarter end.

Conference Call Details

Date / Time:	Tuesday, November 15th at 10 a.m. ET

Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 International

Live Webcast / Replay:	Investor Webcast & Replay – Available for 3 months.

Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 8070313

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key provides authentication technology for thousands of organizations and millions of users and is revolutionizing authentication with biometric-centric, multi-factor identity and access management (IAM) solutions, including PortalGuard that provides convenient and secure access to devices, information, applications, and high-value transactions. BIO-key's patented software and hardware solutions, with industry-leading biometric capabilities, enable large-scale on-premises and Identity-as-a-Service (IDaaS) solutions as well as customized enterprise and cloud solutions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology and identity access management industries; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa; our ability to expand into Asia, Africa, Europe, and other foreign markets; our ability to integrate the operations and personnel of Swivel Secure into our business; fluctuations in foreign currency exchange rates; the duration and severity of the current coronavirus COVID-19 pandemic and its effect on our business operations, sales cycles, personnel, and the geographic markets in which we operate;  the duration and extent of continued hostilities in Ukraine and its impact on our European customers, delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key
Facebook – Corporate:	https://www.facebook.com/BIOkeyInternational/
LinkedIn – Corporate:	https://www.linkedin.com/company/bio-key-international
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Media Contact	Investor Contact
Erin Knapp	William Jones, David Collins
Matter Communications	Catalyst IR
BIO-key@matternow.com	BKYI@catalyst-ir.com
914-260-3158	212-924-9800

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$2,774,617	$7,754,046
Accounts receivable, net	1,808,036	970,626
Due from factor	49,500	49,500
Note receivable, net of allowance	-	82,000
Inventory	4,892,667	4,940,660
Prepaid expenses and other	357,726	216,041
Total current assets	9,882,546	14,012,873
Resalable software license rights	41,286	48,752
Investment – debt security, net	262,821	452,821
Equipment and leasehold improvements, net	125,824	69,168
Capitalized contract costs, net	298,673	249,012
Deposits and other assets	8,712	8,712
Note receivable, net of allowance	146,000	113,000
Operating lease right-of-use assets	263,377	254,100
Intangible assets, net	1,799,074	1,298,077
Goodwill	2,197,698	1,262,526
Total non-current assets	5,143,465	3,756,168
TOTAL ASSETS	$15,026,011	$17,769,041

LIABILITIES
Accounts payable	$1,068,571	$427,772
Accrued liabilities	875,903	828,997
Earnout payable – Swivel acquisition	500,000	-
Government loan – BBVA Bank, current portion	120,000	-
Deferred revenue, current portion	600,819	565,355
Operating lease liabilities, current portion	178,277	177,188
Total current liabilities	3,343,570	1,999,312
Deferred revenue, net of current portion	75,187	67,300
Operating lease liabilities, net of current portion	86,874	86,974
Government loan – BBVA Bank, net of current portion	321,872	-
Total non-current liabilities	483,933	154,274
TOTAL LIABILITIES	3,827,503	2,153,586

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Common stock — authorized, 170,000,000 shares; issued and outstanding; 8,452,621 and 7,853,759 of $.0001 par value at September 30, 2022 and December 31, 2021, respectively	845	786
Additional paid-in capital	121,123,352	120,190,139
Accumulated other comprehensive loss	(229,350)	-
Accumulated deficit	(109,696,339)	(104,575,470)
TOTAL STOCKHOLDERS’ EQUITY	11,198,508	15,615,455
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,026,011	$17,769,041

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenues
Services	$371,956	$318,500	$1,202,866	$985,163
License fees	918,260	870,459	3,540,592	2,011,610
Hardware	83,333	109,870	518,377	1,182,784
Total revenues	1,373,549	1,298,829	5,261,835	4,179,557
Costs and other expenses
Cost of services	162,632	176,976	554,222	511,360
Cost of license fees	173,310	45,986	604,677	133,328
Cost of hardware	57,841	71,712	296,278	656,190
Total costs and other expenses	393,783	294,674	1,455,177	1,300,878
Gross profit	979,766	1,004,155	3,806,658	2,878,679

Operating Expenses
Selling, general and administrative	2,510,706	1,385,534	6,315,277	4,276,016
Research, development and engineering	829,506	612,597	2,418,855	1,545,200
Total Operating Expenses	3,340,212	1,998,131	8,734,132	5,821,216
Operating loss	(2,360,446)	(993,976)	(4,927,474)	(2,942,537)
Other income (expense)
Interest income	8	329	216	3,776
Loss on foreign currency transactions	-	-	-	(50,000)
Investment-debt security reserve	(40,000)	(30,000)	(190,000)	(30,000)
Noncash interest expense	-	-	-	(18,000)
Interest expense	(2,071)	-	(3,611)	-
Total other income (expense), net	(42,063)	(29,671)	(193,395)	(94,224)
Net loss	$(2,402,509)	$(1,023,647)	$(5,120,869)	$(3,036,761)

Comprehensive loss:
Net loss	$(2,402,509)	$(1,023,647)	$(5,120,869)	$(3,036,761)
Other comprehensive loss – Foreign currency translation adjustment	(119,269)	-	(229,350)	-
Net loss available to common stockholders	$(2,521,778)	$(1,023,647)	$(5,350,219)	$(3,036,761)

Basic and Diluted Loss per Common Share	$(0.29)	$(0.13)	$(0.64)	$(0.39)

Weighted Average Common Shares Outstanding:
Basic and diluted	8,148,848	7,790,778	8,054,207	7,788,734